EXHIBIT 99.10

Affiliates of Siris Capital Group, LLC Complete Acquisition of Intralinks

NEW YORK, November 14, 2017 – Siris Capital Group, LLC (“Siris”) today announced that investment funds affiliated with Siris have completed the previously disclosed acquisition of Intralinks Holdings, Inc. (“Intralinks”) from Synchronoss Technologies, Inc. (“Synchronoss”) (NASDAQ: SNCR).

Leif O’Leary, the new Chief Executive Officer of Intralinks, commented: “Today marks our return as an independent company, and we are excited and energized to partner with Siris to attack the many opportunities before us. The newly refocused Intralinks is already writing the next chapter in our history with investments in a new user interface and Artificial Intelligence integrated into our platform. This is proof that we remain committed to accelerating our growth and innovation strategies. We are well positioned to execute our standalone strategic plan and continue delivering our solutions to the global banking, deal making and capital markets communities.”

Al Zollar, executive partner at Siris, commented: “Under the leadership of Leif and his executive team, I am confident that Intralinks will thrive in its next phase of growth. For more than 20 years, Intralinks has been an industry leader and innovator, and today is the next step in the company’s long and proud history in the secure enterprise collaboration space. I know that Siris is excited to welcome Intralinks to the Siris portfolio.”

As previously disclosed on October 17, 2017, and under the terms of a separate definitive agreement, investment funds affiliated with Siris agreed to make an investment in convertible preferred equity of Synchronoss in an amount of $185 million, subject to the terms and conditions of that agreement, which Synchronoss has previously publicly filed. Subject to satisfaction of the closing conditions in that agreement, this investment is expected to be completed in the first quarter of 2018.

Financing and Advisors

Equity financing was provided by investment funds affiliated with Siris and certain co-investors. Debt financing for the Intralinks transaction was arranged by RBC Capital Markets, Golub Capital and Macquarie Capital. Evercore, Macquarie Capital and Moelis & Company LLC acted as financial advisors to Siris. Wachtell, Lipton, Rosen & Katz acted as corporate counsel to Siris and Greenberg Traurig, LLP acted as financing counsel to Siris in connection with the transactions.

About Intralinks, Inc. | Intralinks

Intralinks is a leading financial technology provider for the global banking, deal making and capital markets communities. As pioneers of the virtual data room, Intralinks enables and secures the flow of information facilitating strategic initiatives such as mergers and acquisitions, capital raising and investor reporting. In its 20-year history Intralinks has earned the trust and business of more than 99 percent of the Global Fortune 1000 and has executed over $34.7 trillion worth of financial transactions on its platform. For more information, visit www.intralinks.com.

About Siris Capital Group, LLC | Siris Capital

Siris is a leading private equity firm focused on making control investments in data, telecommunications, technology and technology-enabled business service companies. Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate and operate investment opportunities. Their significant involvement allows Siris to partner with management to add value both operationally and strategically. To learn more, visit us at www.siriscapital.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the proposed transactions between Siris and Synchronoss, including statements regarding the benefits of the proposed transactions and the anticipated timing of the proposed transactions. Forward-looking statements can be generally identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only Siris’ current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include, but are not limited to, the effect of the announcement or pendency of the proposed transactions on Intralinks’s business relationships, operating results, and business generally; the risk that revenue opportunities, cost savings, synergies and other anticipated benefits from the proposed transactions may not be fully realized or may take longer to realize than expected; and risks related to the equity and debt financing entered into in connection with the proposed transactions. These forward-looking statements speak only as of the date on which the statements were made. Siris undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

Media Contact:

Dana Gorman

Abernathy MacGregor

(212) 371-5999

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